Exhibit 99.1

[Fannie Mae Logo]

Opening Statement Prepared for Delivery by
Stephen B. Ashley
Chairman of the Board, Fannie Mae

U.S. Senate Committee on Banking, Housing and Urban Affairs
Washington, DC
June 15, 2006

Mr. Chairman, Senator Sarbanes and Members of the Committee. My name is Stephen B. Ashley. I have been in the mortgage business for over 40 years, and the last time I had the privilege of testifying before this Committee was when I served as President of the Mortgage Bankers Association of America. I appreciate the opportunity to appear before the Committee today.

Eighteen months ago, I was asked to become independent Chairman of the Fannie Mae Board of Directors, whose job it is to protect the interests of shareholders and stakeholders by holding management accountable, putting in place the proper corporate governance, and ensuring that the company is operated in a safe and sound manner.

The Fannie Mae of 1998-2004 portrayed in the final OFHEO report of its special examination is a far different company than was portrayed to the Fannie Mae Board by departed management, our former external auditor, and annual regular examination reports. I would like to comment briefly on the Board and the company’s response to the OFHEO special examination of Fannie Mae and the changes we have made and are continuing to make to address the problems identified.

On September 20, 2004, when we received OFHEO’s interim report, we acted immediately to examine and respond to its findings. Within a week of receiving the report, we reached an agreement on a process to resolve the issues raised by the report, we pledged to work cooperatively with OFHEO, and we began supervising the work of fixing the company.

Also in September 2004, the Special Review Committee of the Board initiated an independent review of the issues raised in the OFHEO report and other matters relating to the company’s accounting, governance, structure and internal controls. To conduct the review, the Committee engaged former Senator Warren Rudman and his law firm of Paul, Weiss, which retained the services of a forensic accounting firm. The Board directed that the work of Paul, Weiss be transparent to OFHEO, the SEC and the Department of Justice through the entire period of the review.

In October 2004, the Board established an ongoing Compliance Committee to ensure that the company fulfilled its agreement with OFHEO and all the company’s legal and regulatory obligations.

By the end of 2004, working with OFHEO, we had taken action to replace our outside auditor; launch our restatement; and replace our Chief Executive Officer and Chief Financial Officer. Since September 27, 2004, the full Board has met 43 times; Board Committees have met 146 times. Since January 1, 2005, I have met directly with the Director or Acting Director of OFHEO 17 times. As independent Chairman of Fannie Mae, I typically spend two to three days a week at the company, providing direct oversight.

In March, 2005, the Board also entered into a supplemental agreement with OFHEO to enhance Fannie Mae’s internal financial controls and accounting policies and practices to ensure they conform to GAAP, disclosure and other regulatory standards.

We also agreed to take steps to further strengthen the company’s corporate governance. Let me describe some of these and other changes the Board has made:

•	We separated the roles of the chief executive officer and the chairman of the board, as it was essential to establish the appropriate governance and oversight of management, assuring all parties that we were progressing on our agreed upon goals.

•	Five of the 12 non-management members are new since 2004, and the newest member, Dennis Beresford, is a former chairman of the Financial Accounting Standards Board and will serve as chairman of the Audit Committee. All five of the new Board members are independent of management. We eliminated two of the seats held by management, retaining just one, to increase the proportion of independent board members.

•	In addition, in accordance with our corporate policy and OFHEO’s corporate governance rules on length of service, another Board member, Ann Korologos, will be leaving the Board effective July 31. As lead director and chairman of the Governance Committee in 2004, she felt it was her duty to remain on the Board an extra two years to see us through the investigative phase, which is now complete.

•	To ensure accountability and the timely flow of information, we established reporting lines to the Board for the positions of Chief Audit Executive, Chief Compliance and Ethics Officer, and Chief Risk Officer.

•	To improve our relationship with our regulators and to hear about any problems directly, I and other members of the Board have established regular interactions with OFHEO.

During this period the Board exercised one of its paramount functions: to select and review the performance of the CEO of the company. We made a change in leadership at Fannie Mae when we appointed Dan Mudd as interim CEO of Fannie Mae on December 21, 2004.

We directed Mr. Mudd to begin working with the Board and OFHEO to implement our regulatory agreements, carry out other necessary and appropriate changes to the company, and put Fannie Mae on a new track.

More specifically, we made clear that his duties included the following:

•	Restoring the company’s capital;

•	Restating Fannie Mae’s financial results;

•	Building a new management team, particularly in the areas of finance, accounting and audit;

•	Rebuilding relationships with regulators, customers and stakeholders;

•	Garnering credibility with the investment community, both the debt and equity markets;

•	Boosting the company’s investments in our financial systems and internal controls; and,

•	Rebuilding the company’s culture on a foundation of service, respect and openness.

In June 2005, the Board selected Dan Mudd as permanent President and CEO of Fannie Mae, after an extensive, competitive nationwide search and careful and deliberate consideration, including consultation with OFHEO and a very thorough review by Senator Rudman. As interim CEO, Mr. Mudd demonstrated an ability to lead a large financial institution through a major and challenging transition, including the ability to reach out and rebuild confidence with our regulators, Congress and others. He demonstrated his capacity for the job by doing the job.

On May 23 of this year, the company took a big step forward when we reached settlements with the Securities and Exchange Commission and OFHEO. The settlement with OFHEO addresses the recommendations found in the OFHEO final report. The Board is committed to ensuring full and total compliance with these agreements.

Mr. Chairman, I can report to this Committee that there is a strong determination — on the part of the Board, management, and employees — for Fannie Mae to grow into a very different company than it was from 1998 to 2004, and that changes have been made up, down and across the organization. At the same time, the Board understands that Fannie Mae has much more to do, and working with our regulators and with this Committee and the counterpart committees in the House, we intend to hold ourselves and the management team accountable for the changes that need to be made.

I welcome this chance to report to you and to answer any questions you have.

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